Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Community Healthcare Trust Incorporated

Franklin, Tennessee

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated February 26, 2019, relating to the consolidated financial statements and financial statement schedules of Community Healthcare Trust Incorporated appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

We also consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of (a) our report dated November 5, 2019, relating to the Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2018 of the Kindred Rehabilitation Hospital, and (b) our report dated November 5, 2019, relating to the Historical Statements of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2018 of the Smokey Point Behavioral Center, each of which appears in the Current Report on Form 8-K filed by the Company with the SEC on November 5, 2019.

/s/ BDO USA, LLP

Nashville, Tennessee

January 7, 2020